Exhibit 99.1

                    American Retirement Corporation Completes
                   Acquisition of 8 Senior Living Communities


     NASHVILLE, Tenn.--(BUSINESS WIRE)--Nov. 3, 2005--American Retirement Corporation (NYSE: ACR) ("ARC" or the "Company"), a leading national provider of senior living housing and care, today announced that it has completed the acquisition, through a newly-formed joint venture, of eight senior living communities from an affiliate of Epoch Senior Living, Inc. ("Epoch") for an aggregate purchase price of $138 million plus customary transaction expenses. The acquisition adds 831 units in 8 communities that are located in Arizona (2), Colorado, Georgia, Kansas, Minnesota, Nevada, and Texas.
     The portfolio was acquired by a joint venture entity owned 20% by ARC and 80% by a senior housing affiliate of Prudential Real Estate Investors, the real estate investment management business of Prudential Financial. Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., provided $85 million of debt financing for the transaction. The debt has a five year term and requires the payment of interest only at a floating rate based upon LIBOR. The remainder of the purchase price was funded by proportional capital contributions from the members of the joint venture entity. ARC will manage the portfolio pursuant to a long-term management agreement.
     The portfolio is comprised of 742 assisted living units and 89 Alzheimer's units. The eight communities generated annualized total revenues of approximately $29 million for the nine months ended September 30, 2005 with ending occupancy for the month of October of approximately 93% for the portfolio.
     "These communities fit us very well - located in major metropolitan markets, targeting upper-end private pay consumers, operated similarly to our current portfolio, at an acquisition price below replacement cost and, yet, with a significant upside potential," said Bill Sheriff, Chairman, President and CEO of the Company.
     Mr. Sheriff added, "We acquired this portfolio using a joint venture structure with low leverage. The joint venture structure allows us to judiciously use our cash resources and to maximize our shareholders' value by obtaining a strong return through our management fee and minority interest, which includes a provision for additional returns for excelling. We are pleased to partner with Prudential Real Estate Investors, which has been investing in the senior housing market for 10 years. We are also pleased to have completed our first transaction with Merrill Lynch Capital. We look forward to future collaborations with both parties. ARC expects the transaction will be slightly accretive in 2005 with additional accretion in 2006."
     The Company will file a Form 8-K with the SEC which provides further information concerning the transaction.

     Company Profile

     American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the Company believes that it is a leader in the operation and management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The Company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The Company currently operates 76 senior living communities in 19 states, with an aggregate unit capacity of approximately 14,300 units and resident capacity of approximately 16,000. The Company owns 27 communities (including 9 communities in joint ventures), leases 43 communities, and manages 6 communities pursuant to management agreements. Approximately 83% of the Company's revenues come from private pay sources.

     Safe Harbor Statement

     Statements contained in this press release and statements made by or on behalf of ARC relating hereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management, including, without limitation, all statements regarding the Company's expectations concerning the future financial performance of the acquired communities and their effect on the Company's financial performance and all statements regarding future collaborations with Prudential Real Estate Investors and Merrill Lynch Capital. These forward-looking statements may be affected by certain risks and uncertainties, including without limitation the following: (i) the Company's ability to successfully integrate the Epoch portfolio into the Company's operations, (ii) the risk that the Company will be unable to improve its results of operations, increase cash flow and reduce expenses, (iii) the risks associated with adverse market conditions of the senior housing industry and the United States economy in general, (iv) the risk associated with the Company's significant leverage, and (v) the risk factors described in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004 under the caption "Risk Factors" and in the Company's other filings with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


    CONTACT: American Retirement Corporation
             Ross C. Roadman, 615-376-2412